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                                                                    Exhibit 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in Registration Statements Nos. 033-94138, 333-38025, 333-44265, 333-65051, 333-86649, 333-43160, 333-59248,
333-84720 and 333-91464 of Harmonic Inc. on Form S-8 and in Registration Statement No. 333-84430, of Harmonic Inc. on Form S-3 of our report dated April 28, 2000 (May 3, 2000 as to Note 1), on the consolidated statements of net investment of the DiviCom Business, (an operating unit of C-Cube Microsystems Inc.), as of December 31, 1998 and December 31, 1999, and the related consolidated income statements, statements of changes in net investment and cash flows for each of the three years in the period ended December 31, 1999, appearing in the Current Report on Form 8-K of Harmonic Inc. filed on March 18, 2002.



/s/  Deloitte & Touche LLP
------------------------------
San Jose, California
June 3, 2003